Exhibit 99.2

December 2006 Nasdaq: PSYS Psychiatric Solutions, Inc. The Leading Provider of Inpatient Behavioral Healthcare Services

Forward-Looking Statements Statements contained in this presentation concerning future results, performances or expectations are forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors described from time to time in the Company's filings with the Securities and Exchange Commission, press releases and other communications. The Company assumes no obligation to update information contained in this presentation.

Transaction Overview Psychiatric Solutions ("PSI") to acquire Horizon Health Corporation ("Horizon") $20.00 cash per share of Horizon stock Total equity value of approximately $321mm Total transaction value of $426mm, including Horizon debt Transaction will be funded through combination of revolver and term loan Pro forma Debt/EBITDA of 4.8x Transaction subject to Horizon shareholder approval, HSR and other regulatory approvals Second Quarter of 2007 Description: Consideration: Required Approvals: Expected Closing:

Horizon Health Corporation Horizon Health is a leading provider of behavioral healthcare services operating in three primary sectors Owns/leases 15 behavioral healthcare facilities with 1,561 beds Current bed mix is approximately 60% Acute / 40% RTC Through its 115 management contracts, is a leading provider of behavioral and rehabilitation contract services to acute care providers Provides employee assistance programs ("EAPs") to approximately 4.5 million covered lives

Acquisition Rationale Strengthens PSI's position as the clear leader in the inpatient behavioral healthcare sector Attractive portfolio of behavioral facilities with significant margin expansion opportunity Significant synergy opportunities - at least $10 million of corporate savings Attractive valuation - Purchase multiple of approximately 8.0x calendar year 2007 EBITDA including synergies Generates meaningful EPS accretion of $0.17- $0.20 in first full year Complementary business with limited integration risk +

Creates Leading National Presence Largest provider of inpatient behavioral healthcare in the U.S. Company will have an approximately 16% national market share in a fragmented industry Expands operations from 29 to 31 states PSI will grow from 74 to 89 facilities and from over 8,000 to more than 9,500 beds Pro forma bed mix of approximately 53% acute and 47% RTC Pro forma payor mix very similar to PSI's current diversified mix Approximately 90% of pro forma revenue derived from freestanding behavioral facilities National Footprint Key Metrics Areas Where PSI Operates Facilities Areas Where Horizon Operates Facilities Areas Where PSI and Horizon Operate Facilities PSI Facilities Horizon Facilities